United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

March 28, 2007

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On March 30, 2007, the Company entered into an agreement with American AgCredit PCA to amend and restate the terms of the Company’s Series A Senior Notes (“Notes”) in the principle amount of $40,000,000. Under the new agreement the Notes are due and payable December 18, 2016. Prior to said agreement, such Notes would have become due on December 18, 2008, pursuant to a Note Purchase Agreement effective December 18, 1998. The interest rate for the Notes remains the same as under the 1998 agreement (6.66%) through December 18, 2008, and after such date the interest rate is reduced to 6.10% for the balance of the term of the Notes. Customary provisions including representations from the Company and affirmative and negative covenants applicable to the Company’s business are contained in the agreement. A copy of the Amended and Restated Note Purchase Agreement is attached to this report as Exhibit 99.1.

ITEM 8.01	Other Events

On March 28, 2007, the Company and Central Arkansas Water (“CAW”), a consolidated waterworks, entered into a full and complete settlement of a pending condemnation litigation involving 680.06 acres of real property located within the watershed of Lake Maumelle in western Pulaski County, Arkansas. Approximately 640 acres of the total were part of the Company’s planned real estate development, The Ridges at Nowlin Creek. The Company will continue to assess the viability of proceeding with the remaining part of its The Ridges at Nowlin Creek planned development. Under the terms of the settlement, CAW has paid the Company $8,175,000 (approximately $12,021 per acre) for the land, and granted to the Company a 90-year option to repurchase the land for the same amount should CAW determine the land is not needed for watershed protection or if it ceases to use the land for such purpose.

ITEM 9.01	Exhibits

Exhibit No.	Description
Exhibit 99.1	Amended and Restated Note Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ W. Bayless Rowe
W. Bayless Rowe, Secretary

Date: April 2, 2007